                                                                         EXHIBIT 12.1
                      SAN DIEGO GAS & ELECTRIC COMPANY
         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                       AND PREFERRED STOCK DIVIDENDS
                          (Dollars in millions)

                                                                              For the six
                                                                              months ended
                                                                               June 30,
                               1997      1998      1999      2000      2001      2002
                             --------  --------  --------  --------  --------  --------
Fixed Charges and Preferred
Stock Dividends:

  Interest                     $ 88      $118      $131      $119      $ 96      $ 42

  Interest portion of
    annual rentals               10         7         5         3         3         1
                             --------  --------  --------  --------  --------  --------
   Total Fixed
     Charges                     98       125       136       122        99        43

Preferred Stock Dividends(1)     13        11        10        13        11         4
                             --------  --------  --------  --------  --------  --------
 Combined Fixed Charges
   and Preferred Stock
   Dividends for
   Purpose of Ratio            $111      $136      $146      $135      $110      $ 47
                             ========  ========  ========  ========  ========  ========
Earnings:

Pretax income from
 continuing operations         $457      $332      $325      $295      $324      $152

 Total Fixed Charges
  (from above)                   98       125       136       122        99        43
 Less interest
  capitalized                    (2)       (1)       (1)       (3)       (1)        -
                             --------  --------  --------  --------  --------  --------
 Total Earnings for
  Purpose of Ratio             $553      $456      $460      $414      $422      $195
                             ========  ========  ========  ========  ========  ========
Ratio of Earnings
 to Combined Fixed
 Charges and Preferred
 Stock Dividends               4.98      3.35      3.15      3.07      3.84      4.15
                             ========  ========  ========  ========  ========  ========


(1)  In computing this ratio, "Preferred stock dividends" represents the before-tax earnings necessary to pay such dividends, computed at the effective tax rates for the applicable periods.
